Exhibit 10.30

ZIX CORPORATION

EMPLOYEE STOCK OPTION AGREEMENT

This Employee Stock Option Agreement (“Option”) is effective as of the Grant Date set forth in the Grant Detail section of this Option (“Grant Details”) with respect to the stock option described in the Grant Details that is granted by Zix Corporation, a Texas corporation (“Company”), to the person (“Optionee”) named in the Grant Details.

The Company wishes to recognize Optionee’s contributions to the Company and to encourage Optionee's sense of proprietorship in the Company by providing Optionee with the opportunity to purchase shares of the Company’s common stock, par value $.01 per share (“Common Stock”).

The Company and Optionee agree as follows:

1	Non-Qualified Stock Option Grant

The Company hereby grants to Optionee the option to purchase up to the number of shares of Common Stock shown as the Quantity in the Grant Details. The Option exercise price is the amount per share shown as the Exercise Price in the Grant Details. This Option is subject to the terms set forth in this Option. This Option being granted pursuant to this Agreement is being granted as an ”inducement” grant pursuant to and in accordance with Nasdaq Listing Rule 5635(c). Consequently, the Option being granted hereunder is not being granted under the Zix Corporation 2018 Omnibus Incentive Plan (the “Plan”). However, the Plan shall nonetheless govern the Option as if such Option was granted pursuant to and subject to the Plan.  This Option is intended to be a nonqualified stock option, and it is not to be characterized or treated as an incentive stock option, under applicable tax laws.

2	Grant Details
Optionee:	Ryan Allphin
Grant Date:	November 11, 2020
Expiration Date:	November 11, 2024
Quantity:	100,000
Exercise Price:	$6.70
Vesting Schedule:	Quarterly in equal installments over 4 years
3	Term of Option

This Option automatically expires at 12:00 midnight on Expiration Date described in the Grant Details. This Option may be terminated earlier by other provisions of the Plan or this Option.

3.1Termination of Continuous Service Other Than For “Cause”

a)	This Option terminates 60 days after Optionee’s Continuous Service terminates due to “Resignation.”
b)	This Option terminates one year after Optionee’s Continuous Service terminates due to death, “Disability,” “Retirement” or termination by the Company other than for “Cause.”

3.2Termination of Continuous Service For “Cause”

This Option (whether vested or unvested) terminates immediately and automatically upon the Company or any Subsidiary terminating the Continuous Service of Optionee for “Cause.”

4	Vesting of Option Shares

This Option will vest and become exercisable with respect to a number of shares of Common Stock according to the Vesting Schedule described in the Grant Details, if and only if Optionee is on each applicable Vesting Date either a full time employee or full time individual contractor of the Company or a Subsidiary; provided, however, that no shares of Common Stock will vest and become exercisable during the periods described in section 2. Notwithstanding the Vesting Schedule described in the Grant Details, and except as otherwise provided in Optionee’s Employment Termination Benefits Agreement or any other employment, severance or similar agreement between the Company and Optionee, if any, this Option will become fully vested and exercisable (i) upon termination of Optionee’s Continuous Service by reason of death or Disability, or (ii) as provided in Section 22 of the Plan in connection with a Change in Control. Once this Option has become exercisable with respect to a number of shares of Common Stock (“Vested Shares”), it will remain exercisable as that number of shares, or any lesser number of shares, until the expiration or termination of this Option.

5	Adjustment of Option

This Option is subject to the adjustment provisions provided in Section 15 of the Plan.

6	Modification of Option

At any time and from time-to-time, the Committee may execute an instrument providing for modification, extension or termination of this Option, provided that no such modification, extension or termination may, without the written consent of the holder. reduce or diminish the value of the Option determined as if it had been exercised on the date of such modification, extension or termination.

Employee SOA – Non-Plan Award

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7	Who May Exercise Option

This Option is exercisable during Optionee’s lifetime only by Optionee. To the extent exercisable after Optionee's death, this Option may be exercised only by a person who has obtained Optionee's rights under this Option by will or under the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined in the Code. If the person exercising this Option is a transferee of Optionee by will or under the laws of descent and distribution or pursuant to a “qualified domestic relations order,” the Exercise Notice must be accompanied by appropriate proof of the right of such transferee to exercise this Option.

8	Method of Exercise

8.1All Optionees

As a condition of exercising this Option with respect to any Vested Shares, Optionee must have an established brokerage account with the Company’s authorized stock option administrative brokerage, which is currently Merrill Lynch (“Broker”). At the time of exercise, the Broker will pay to the Company on behalf of Optionee the Option Price times the number of Vested Shares as to which this Option is being exercised. Such payment may consist of (a) cash, (b) a certified cashier's check or (c) at the Committee's election, any other consideration that the Committee determines is consistent with the Plan and applicable law. Optionee must bear any transaction costs imposed by the Broker.

8.2Non-Designated Optionees

An Optionee who has not been advised by the Company that Optionee is subject to the exercise procedures described in section 8.3 may exercise an Option either by contacting the Broker or by an electronic transaction initiated by the Optionee using the Optionee’s account with the Broker described in section 8.1 via the Broker’s online system on the website, and for either method under the procedures designated by the Broker.

8.3Certain Designated Optionees

An Optionee who has been advised by the Company that Optionee is subject to the exercise procedures described in this section 8.3, including Optionees who are subject to Section 16 of the Exchange Act, may exercise an Option only through the procedures specified by the Company, which depend on the Optionee’s particular designated status.

As a condition of exercising this Option with respect to any Vested Shares, each designated Optionee must provide to the Company (or its designee) at its principal executive office a written notice satisfying the requirements of this section 8 (“Exercise Notice”). The Exercise Notice must contain sufficient information to identify this Option being exercised, including Optionee’s name, Exercise Price, Grant Date and Stock Option Plan. The Exercise Notice must state the number of Vested Shares for which this Option

Employee SOA – Non-Plan Award

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is being exercised. If the shares of Common Stock that are being purchased are to be evidenced by more than one stock certificate, the Exercise Notice must state the number of shares of Common Stock to be indicated on each stock certificate. The Exercise Notice is deemed to be provided when it is delivered to the Company’s Corporate Secretary. After receiving the Exercise Notice from Optionee, the Company will determine whether this Option is subject to any restrictions and is otherwise eligible for exercise.

If the Company determines that the designated Option is eligible for exercise, the Company will, depending on the Optionee’s particular designated status, either:

a)

Authorize the Broker to allow the Optionee to exercise the Option, and authorize the Optionee to exercise the Option by contacting the Broker. The Broker will not allow Optionee to exercise the Option unless Optionee has provided the Exercise Notice to the Company and the Company has authorized the exercise.

b)

Authorize the Optionee to exercise the Option either by contacting the Broker or by an electronic transaction initiated by the Optionee using the Optionee’s account with the Broker described in section 8.1 via the Broker’s online system on the website, and for either method under the procedures designated by the Broker.

9	Restrictions on Exercise

Notwithstanding anything to the contrary in this Option:

c)	Company will not issue fractional Shares.
d)	Optionee cannot exercise this Option in order to purchase less than 100 Option Shares unless the number of then Vested Shares is less than 100.
e)	Optionee cannot exercise this Option if exercise or the delivery of Shares would violate any applicable law or any rule of any securities exchange on which the Shares are then listed.
f)

Optionee cannot exercise this Option if exercise or the delivery of shares would in the Company’s sole discretion constitute a violation of any Company rule or policy, including but not limited to block trades, windows and black-out periods.

10	Noncompetition Agreement

The grant of this Option and the exercise of Optionee’s rights under this Option are subject to and conditioned upon Optionee’s full compliance with Optionee’s Confidentiality and Invention Agreement with the Company or any Subsidiary. If in any dispute between Optionee and the Company or any Subsidiary a court or arbitrator determines that Optionee did not comply in any respect with the that agreement, the Company will be entitled to receive from

Employee SOA – Non-Plan Award

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Optionee all Option Shares, or if Optionee has sold, transferred or otherwise disposed of this Option Shares the excess of the fair market value of this Option Shares on the date of sale, transfer or other disposition and the Exercise Price. This provision will survive any termination or expiration of this Option.

11	Payment and Tax Withholding

As a condition of exercising this Option with respect to any Vested Shares, Optionee must make prior arrangements for the payment of the Exercise Price and arrangements for any withholding tax obligations. The Company may take such steps to withhold any taxes that it is required to withhold in connection with the exercise of this Option.

12	Shares Issued on Option Exercise

The shares of Common Stock purchased upon the exercise of this Option will be registered in the name of Optionee at the address specified in the Exercise Notice. Any stock certificates issued will contain an appropriate legend referencing any applicable transfer restrictions.

13	No Rights as Shareholder

Neither Optionee nor any person claiming under or through Optionee has any rights or privileges of a shareholder of the Company in respect of any of the shares issuable upon the exercise of this Option, unless and until Option Shares are registered in such person’s name, as evidenced by the appropriate entry on the books of the Company or its duly authorized stock registrar and transfer agent.

14	State and Federal Securities Regulation

No Option Shares will be issued by the Company upon the exercise of this Option unless and until all legal requirements have been complied with to the satisfaction of the Company and its counsel. The Company may restrict the periods during which this Option may be exercised if, in the opinion of the Company and its counsel, such a restriction is desirable to comply with legal requirements. This Option is subject to the requirement that, if the Company determines in its discretion that the listing, registration or qualification of this Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting or exercise of this Option or the issuance or purchase of Option Shares, this Option may not be exercised in whole or in part until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. The Company has no obligation to effect or obtain any such listing, registration, qualification, consent or approval if the Company determines, in its discretion, that such action would not be in the best interest of the Company. The Company will not be liable to Optionee or anyone claiming under or through Optionee for damages due to a delay in the delivery or issuance of any Option Shares for any reason whatsoever, including, but not limited to, a delay caused by listing, registration or qualification of this Option Shares upon any securities exchange or under any

Employee SOA – Non-Plan Award

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federal or state law or the effecting or obtaining of any consent or approval of any governmental body with respect to the granting or exercise of this Option or the issue or purchase of Option Shares.

15	Continued Employment or Service Not Guaranteed

Nothing in this Option, the Plan or any document describing it nor the grant of any option gives Optionee the right to continue employment or service with the Company or any Subsidiary or affect the right of the Company or a Subsidiary to terminate the employment or service of Optionee with or without Cause.

16	No Liability of Option

This Option is not liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of Optionee nor is it subject to garnishment, attachment, execution, levy or other legal or equitable process without the prior written consent of the Company (which consent the Company may withhold or condition for any reason or for no reason).

17	No Assignment

This Option is not Transferable without the prior written consent of the Company (which consent the Company may withhold or condition for any reason or for no reason) except that this Option is Transferrable by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined in the Code. Any other attempted Transfer is void and ineffective for all purposes. Subject to the Transferability limitations in this Option, this Option is binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

18	Notice

Other than any Exercise Notice, any notice required or permitted to be given under the Plan or this Option must be in writing and delivered in person or sent by registered or certified mail, return receipt requested, first-class postage prepaid (i) if to Optionee, at the address shown on the books and records of the Company or at Optionee's place of employment, or (ii) if to the Company, at 2711 N. Haskell Avenue, Suite 2200, Dallas, Texas 75204-2960, Attention: Corporate Secretary, or any other address that is specified in a notice provided by one party to the other party. Any notice, if sent by registered or certified mail, is deemed to effective upon actual receipt.

19	Defined Terms

All capitalized terms not defined in this Option have the meanings ascribed to them in the Plan. Section references are to the sections of this Option unless otherwise specified. All section titles and captions in this Option are for convenience only, will not be deemed part of this Option, and in no way define, limit, extend or describe the scope or intent of any provisions of this Option.

Employee SOA – Non-Plan Award

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“Disability” means any medically determinable physical or mental impairment that, in the opinion of the Committee, based upon medical reports and other evidence satisfactory to the Committee, can reasonably be expected to prevent Optionee from performing substantially all of his or her customary duties of employment or service (with or without reasonable accommodation) for a continuous period of not less than 12 months.

“Option Shares” means shares of Common Stock received upon exercise of this Option.

“Resignation” means the voluntary termination by Optionee of his employment or service by or to the employing Subsidiary and, if applicable, the Company under circumstances other than Retirement.

“Retirement” means the termination of Optionee's employment or service in accordance with the requirements of a written retirement plan, policy or rule of the Company or employing Subsidiary, as applicable.

“Transfer” (or any variation thereof) means a direct or indirect assignment, sale, transfer, license, lease, pledge, encumbrance, hypothecation or execution, attachment or similar process.

20	Miscellaneous

20.1Governing Law

This Option has been executed by the Company in, and is deemed to be performable in, the City of Dallas, Dallas County, Texas. This Option is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules).

20.2Injunctive Relief

In addition to all other rights or remedies available at law or in equity, the Company is entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Option, without the necessity of posting a bond or other security.

20.3Consent to Jurisdiction and Venue

With respect to all matters relating to this Option or Option Shares, the parties consent to the personal jurisdiction of the courts of the State of Texas, and any courts whose jurisdiction is derivative of the jurisdiction of the courts of the State of Texas, and to venue in the courts in Dallas County, Texas.

20.4Entire Agreement

This Option and the Plan together constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and

Employee SOA – Non-Plan Award

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contemporaneous agreements, representations and understandings of the parties Notwithstanding anything to the contrary in the previous sentence, if Optionee is a party to any agreement with the Company or a Subsidiary which contains any provision that conflicts with this Option, such as a provision with respect to vesting or exercise rights in connection with an involuntary separation or a change in control of the Company, then the terms of that agreement will control and govern this Option. If any provision of this Option conflicts with the Plan, the terms of the Plan will control and govern this Option.

20.5Modifications in Writing

Except as provided in sections 5 and 6, no supplement, modification or amendment of this Option or waiver of any provision of this Option is binding unless it is in a writing signed by all parties to this Option.

20.6No Deemed Waivers

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Option or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition. No waiver of any of provision of this Option will be deemed to occur, or to constitute a waiver of any other provision of this Option, or to constitute a continuing waiver, unless that waiver is in a writing signed by the party against whom the waiver is asserted.

20.7Blue-penciling

If any provision of this Option is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Option will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

20.8Further Acts

The parties will execute all documents, provide all information and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Option.

21	Option Not Issued Pursuant to Plan

Optionee accepts this Option subject to the provisions of this Option and, as noted above, the Plan, which are incorporated herein, including the provisions that authorize the Committee to administer and interpret the Plan and provide that the Committee's determinations and interpretations with respect to the Plan are final and conclusive and binding on all persons

Employee SOA – Non-Plan Award

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affected thereby.  This Option is subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board.

22	Electronic Signatures

This Option may be digitally signed by Optionee. By accepting this Option on the Broker’s online system, Optionee agrees to the terms of this Stock Option Agreement together with the pertinent Plan documents found in the Communications Center on the Broker’s website. By failing to accept this Option on the Broker’s online system, Optionee forfeits all rights to this Option and under this Option. Evidence of Optionee’s acceptance of this Option will be captured and stored in electronic format in the Broker’s database, and that electronic acceptance will create and evidence a binding contract between Optionee and the Company.

ZIX CORPORATION

By:

Its:

Employee SOA – Non-Plan Award

Revised 11-2-20